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                                                                     EXHIBIT 4.5



November ___, 1999

NATCO Group Inc.
Brookhollow Central III
2950 North Loop West, Suite 750
Houston, Texas 77092

Donaldson, Lufkin & Jenrette Securities Corporation
Salomon Smith Barney Inc.
Simmons & Company International
DLJdirect Inc.
c/o  Donaldson, Lufkin & Jenrette Securities Corporation
     277 Park Avenue
     New York, New York 10172

Dear Sirs:

         The undersigned understands that Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., Simmons & Company International and DLJdirect Inc., as representatives of the several underwriters (the "UNDERWRITERS"), propose to enter into an Underwriting Agreement with NATCO Group Inc. (the "COMPANY"), providing for the initial public offering (the "INITIAL PUBLIC OFFERING") of Class A common stock, par value $0.01 per share (together with the Class B common stock, the "COMMON STOCK") of the Company.

         To induce the Underwriters that may participate in the Initial Public Offering to continue their efforts in connection with the Initial Public Offering, the undersigned, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Initial Public Offering, agrees not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock that the undersigned owns or are subject to disposition solely by the undersigned or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise), without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation other


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than as gifts to family members or transfers from a partnership to its partners;
provided that, any such transferee executes a written instrument under which such transferee agrees to abide by the provisions hereunder for the period remaining hereunder after such transfer.

         The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into the agreements set forth herein, and that, upon request, the undersigned will execute any additional documents reasonably necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned.

                                               Very truly yours,



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(Name - Please Type)


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(Address)


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(Social Security or Taxpayer Identification No.)


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Number of shares of Common Stock owned:
Certificate Numbers:




Number of [list names of securities that are convertible into, or exercisable or exchangeable for Common Stock]:



Number of shares of Common Stock issuable upon [conversion, exercise or exchange] or such securities:

Certificate Numbers:
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